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                                                                      EXHIBIT 99

                              CAUTIONARY STATEMENT


         Metatec Corporation (the "Company") wishes to caution readers that there are a number of risks and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements made by or on behalf of the Company, including without limitation the following:

         Product Concentration. Revenues from the sale of CD-ROM products and services constituted a substantial portion of the Company's revenues for 1994 and 1995, and such products and services are expected to continue to account for a substantial portion of the Company's revenues for the foreseeable future. A decline in the demand for CD-ROM products and services, whether as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's operating results. Included in the Company's CD-ROM products and services are Audio CDs for the radio syndication programming services market. The Company does not anticipate revenue growth in its radio syndication services because of the maturity of the market, the Company's existing market share, and increased price competition. In addition, certain of the Company's products, such as "hybrid products" offering a combination of CD-ROM and on-line services, are new or in the early stages of development and do not have established markets.

         Competition. The Company faces competition in the information distribution industry from a number of sources, such as traditional print publishers, on-line distributors of information, CD-ROM manufacturers, and others. The Company's competitors vary by market segment and include many companies which are larger, more established, and have substantially more resources than the Company. The Company does not benefit from patents or proprietary technology, and competition may increase in the future.

         Pricing. The CD-ROM and Audio CD industries have been characterized by new manufacturers continually entering the market and by declining prices for compact discs ("CDs"). CD-ROM prices declined industry-wide in recent years and are expected to decline in the future. To date, continuing market growth has offset increased manufacturing capacity in the CD-ROM industry, and the Company has been able to maintain its profitability by increasing sales volumes and improving manufacturing efficiencies. However, the addition of manufacturing capacity to the industry has continued, and there can be no assurance that market growth will continue at the same rate, that prices paid to CD-ROM manufacturers will not continue to decline or that the Company will be able to continue to improve its manufacturing efficiencies. In addition, the Company's pricing of its new products and services may not in all cases be competitive with the other providers in the

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marketplace, and some new products and services may not be profitable.

         Technological Change. The market for information distribution services incorporating optical disc technology is based upon a sophisticated technology and is subject to rapid technological change. Current or new competitors may introduce new products, features or services that could adversely affect the Company's competitive position. Additionally, there can be no assurance that over time optical disc technology will not be replaced by another form of information storage and retrieval technology, such as on-line information services. To date, the Company has developed product and service enhancements to address customer requirements and to respond to competitive conditions. However, the Company must continue to improve its products and related services and develop and successfully market new products and services in order to remain competitive. There can be no assurance that it will be able to do so.

         Dependence on Key Personnel. The Company is highly dependent upon the efforts of certain key personnel, particularly Jeffrey M. Wilkins, its Chairman of the Board and Chief Executive Officer. The loss of Mr. Wilkins' services to the Company could have an adverse effect on the Company.

         Single-Site Manufacturing Facility. All of the Company's manufacturing services are performed at its manufacturing facility in Dublin, Ohio, which operates seven days a week, 24 hours per day. In the event this facility is damaged by fire or other casualty, which damage could not be repaired within a short period of time, the Company's manufacturing services would be substantially interrupted and such casualty would be detrimental to the Company's operations. The Company does not maintain business interruption insurance.

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